Exhibit 99.1

Zoned Properties Continues Expansion with Agreement to Acquire Property for

$2.75 Million Leased to Sunday Goods After Receiving Cannabis Approvals for

New Retail Dispensary in Arizona

Absolute-Net Lease in Place and Produces 12.7% Cap Rate over the Life of the Lease Term.

SCOTTSDALE, Ariz., February 29, 2024 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis, today announced that the Company has received final cannabis approvals related to an investment property in Surprise, Arizona (the “Investment Property”). The Company is under contract to acquire the Investment Property after initial site work has been completed by the selling developer. Zoned Properties has also entered into a long-term, absolute-net lease agreement with a best-in-class Arizona cannabis company, Sunday Goods, to operate a retail dispensary.

“Arizona’s cannabis market stands out as one of the most dynamic and consumer-driven in the United States. The strongest brands in the nation look to Arizona to create consumer market awareness. Following this acquisition, we expect to near $3 million in passive rental revenue annually. We continue implementing our plan to grow our investment portfolio by adding best-in-class operators and direct-to-consumer assets with attractive cap rates. This lease with Sunday Goods further diversifies our tenant roster with a cannabis brand that will establish the property’s highest and best use at this retail location,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “We are excited to strengthen our tenant roster with such a high-quality brand in Sunday Goods and look forward to expanding our relationship with their executive team.”

Transaction Highlights

●	Zoned Properties is under contract to acquire the Investment Property in Surprise, Arizona from the selling developer following the completion of site work by the seller.
●	The Company intends to acquire the Investment Property for approximately $1.75 Million, including purchase price, closing costs, and selling developer’s improvements; and is planning for a $1.0 Million tenant improvement allowance providing the initial capital for Sunday Goods to construct a retail dispensary.
●	The Company believes Sunday Goods will need to invest additional capital to complete construction and development of the property.
●	The Investment Property is leased to Sunday Goods under a long-term, absolute-net lease agreement, which will produce an approximate 12.7% cap rate when straight-lined over the term of the lease agreement. The lease includes 3% annual increases in base rent, yielding approximately $372,000 in annual base rental revenue when straight-lined over the life of the lease term.
●	Zoned Properties has received final cannabis approvals from the City of Surprise authorizing the operation of a cannabis retail dispensary at the Investment Property.

Market Highlights

●	Arizona’s cannabis market is one of the strongest in the nation. As of October 2023, the state had seen over $1.2 Billion in sales YTD, and many project sales to hit over $1.5 Billion in 2024.
●	Surprise, Arizona was recently ranked by a Smart Asset Report as the top place in the country for attracting homebuyers under 35, with a growth rate of 15.88% over a ten year period.

About The Pharm (“Sunday Goods”)

The Pharm’s commitment to quality and integrity stems from its experience operating a 320,000-square-foot Dutch glass greenhouse in Willcox, AZ, one of the largest of its kind in the country. As the largest cultivator and purveyor of high-quality sun-grown cannabis in the state of Arizona, Willcox serves as The Pharm’s hub for continuous improvement through research and development. Here, The Pharm combines cultivation expertise and innovation with large-scale production, all while maintaining the highest quality, which uniquely sets them apart as leaders in the industry. The Pharm also operates two award-winning dispensaries in the Phoenix area called Sunday Goods. The Sunday Goods brand was recognized as a “Top 22 Brand of 2022” by High Times Magazine.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States. The Company aspires to innovate within the real estate development sector, focusing on direct-to-consumer real estate that is leased to the best-in-class cannabis retailers.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development process, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visitwww.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com